Exhibit 10.2

AMENDMENT TO RETENTION AGREEMENT

This Amendment (the “Amendment”) to the Retention Agreement between Jack Simony (“Simony”) and Imperial Finance and Trading, LLC (the “Company”) dated November 12, 2019 (the “Retention Agreement”) is entered into between Simony and the Company this 29th day of January 2020.

WHEREAS Simony and the Company entered into the Retention Agreement, which provided for a retention payment to Simony by the Company in the amount of $1,000,000 to Simony, two-thirds of such payment to be paid upon Simony’s execution of the Retention Agreement, and the remaining one-third to be paid within three (3) business days of the closing of a certain Transaction (as that term is defined in the Retention Agreement); and

WHEREAS Simony has been paid the first two-thirds of the Retention Payment in accordance with the provisions of the Retention Agreement and acknowledges such payment and satisfaction of the Company’s obligations of that portion of the Retention Agreement; and

WHEREAS the Company and Simony have agreed to accelerate payment of the final one-third of the Retention Payment, notwithstanding any provision of the Retention Agreement to the contrary;

NOW, THEREFORE, Simony and the Company agree as follows:

1.             Retention Agreement in Full Force and Effect. All provisions of the Retention Agreement shall remain in full force and effect except as expressly modified by this Amendment.

2.             Retention Payment. Simony hereby acknowledges his receipt of the first two-thirds of the Retention Payment from the Company. The final one-third of the Retention Payment payable to Simony by the Company under Section 2(a) of the Retention Agreement (the “Final Retention Payment”) shall be paid within seven (7) days of the parties’ mutual execution of this Amendment, less applicable statutory deductions and authorized withholdings, and any provision of the Retention Agreement to the contrary shall be of no force and effect. The amount of the Final Retention Payment shall be reported on an IRS Form W-2.

3.             General.

(a)               Modification. This Amendment may not be modified except by a mutually-executed agreement in writing between you and an authorized representative of the Company.

(b)               Governing Law and Venue. This Amendment is governed by the laws of the state of New York, irrespective of the principles of conflicts of law. Simony and the Company hereby agree that any action to enforce or interpret this Retention Agreement may be brought in any court of competent jurisdiction in New York, and Simony hereby irrevocably consent to the jurisdiction of such court.

(c)               Complete Agreement. This Amendment, together with the Retention Agreement it amends, represents the complete understanding between Simony and the Company concerning the subject matter herein, and no other promises or agreements concerning the subject matter of this Amendment or the Retention Agreement it amends shall be binding unless reduced to writing and signed by Simony and the Company; provided, however, that except as expressly modified herein, all of the terms and conditions of the Retention Agreement shall remain in full force and effect.

(d)               Successors and Assigns. This Amendment, together with the Retention Agreement it amends, is binding upon, and shall inure to the benefit of, the Company and its successors and assigns. The Company may assign this Retention Agreement and any of its rights and obligations hereunder at any time without your consent.

IMPERIAL FINANCE AND TRADING, LLC

By: /s/ Patrick J. Curry

Its CEO/Manager

JACK SIMONY

___/s/ Jack Simony